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                                                                  EXHIBIT 23(c)



                          [Grant Thornton LLP letterhead]







                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




          We have issued our reports dated August 11, 1995 accompanying the June 30, 1995 consolidated statement of financial condition of Troy Hill Bancorp, Inc. and subsidiary and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1995 contained in the Registration Statement and Prospectus.
We consent to the use of the aforementioned reports in the Registration Statement and Prospectus of PennFirst Bancorp, Inc. on Form S-4, and to the use of our name as it appears under the caption "Experts" in the Registration Statement.


                                   /s/ Grant Thornton LLP

Chicago, Illinois
December 11, 1996